UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  January 14, 2011

LAZARE KAPLAN INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	7848	13-2728690
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

19 West 44th Street, New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code      (212) 972-9700

                                                        Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

The information set forth under “Results of Operations” in Item 8.01 in this Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

Notification of Late Filing

On January 14, 2011, Lazare Kaplan International Inc. (the “Company”) filed with the Securities and Exchange Commission a Notification of Late Filing on Form 12b-25 pertaining to its Quarterly Report on Form 10-Q for the quarter ended November 30, 2010 (“Q2 2011”).

As stated in the Form 12b-25, the Company has been unable to resolve a material uncertainty concerning (a) the collectability and recovery of certain assets, and (b) the Company’s potential obligations under certain lines of credit and a guaranty (all of which, the “Material Uncertainties”).

As more fully described in the Company’s filing on  Form 8-K dated October 28, 2010, during Q2 2011, the Company and certain of its affiliates entered into a Settlement Agreement with certain banks pursuant to which:

•	Obligations (including certain guaranties) of the Company and/or the affiliates totaling approximately $64 million were deemed satisfied in full.

•	The Company received 2,151,103 shares of its common stock held by one of the banks.

•	The Company was assigned one of the bank’s rights with respect to certain amounts that may be receivable by such bank pursuant to certain insurance policies previously obtained by the Company.

•	The Company paid to the banks, collectively, $14 million.

As a result of the settlement, the Company resolved certain aspects of the Material Uncertainties that have prevented the Company from finalizing its financial statements. The Company is continuing to pursue final resolution of the remaining Material Uncertainties, of which it can give no assurance of success.

As the Company is unable to assess the potential effect the ultimate resolution of the remaining Material Uncertainties will have on the financial position and results of operation of the Company, the Company remains unable to finalize its financial statements for Q2 2011 or file its Form 10-Q for that period. Additionally, the Company has been unable to finalize its audited financial statements for the fiscal years ended May 31, 2009 and May 31, 2010, and its financial statements for the fiscal quarters ended August 31, 2009, November 30, 2009, February 28, 2010, and August 31, 2010.

The Company is aggressively working to resolve the remaining Material Uncertainties and believes that once they are resolved, it will be in a position to finalize its financial statements for each of the above referenced fiscal periods and file all applicable Forms 10-K and Forms 10-Q with the Securities and Exchange Commission.

Results of Operations

As described above, at this time, the Company is unable to resolve the remaining Material Uncertainties. As such, the Company cannot report its results of operations for Q2 2011, except as set forth below.

The Company anticipates that its reported results of operations for Q2 2011 will reflect significant changes from the corresponding period of the last fiscal year. However, the Company, at this time, can only give a reasonable estimate of its anticipated net sales for Q2 2011, which is subject to the completion of the Company’s audits for its fiscal year ended May 31, 2009 and fiscal year ending May 31, 2010.

The Company anticipates net sales for the three and six months ended November 30, 2010 of approximately $28.9 million and $62.0 million as compared to net sales of $23.0 million and $97.2 million, respectively, for the corresponding periods of the last fiscal year.  The increase in net sales for the three months ended November 30, 2010 reflects increases in both polished diamond sales and rough diamond trading. The decrease in net sales for the six months ended November 30, 2010 reflects increased sales of polished diamonds offset by a decrease in rough trading volume.

Although there are continuing signs of improving trends, current uncertain economic conditions continue to impact the sectors of the diamond and jewelry industry in which the Company operates. In addition, the inability of the Company to timely resolve all of the Material Uncertainties has adversely impacted the Company's ability to transact business in the ordinary course to the same extent and in the same manner as it did previously. This includes, without limitation, the ability of the Company to maintain and/or expand its operations.

 During Q2 2011, the Company continued to focus its efforts on cash flow and cost reduction.  Gross margins remained under significant pressure as a result of price competition and overhead absorption.

The Company is not, at this time, in a position to give a reasonable estimate as to the Company’s gross margin and income before income taxes, among other results of operations.

Forward-Looking Statements

The information provided in this Form 8-K includes forward-looking statements, including, without limitation, statements regarding financial information, the estimated timing for the completion of the Company’s financial statements and the filing of the Company’s Q2 2011 Form 10-Q and other annual and quarterly reports.

Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. These statements are based on beliefs and assumptions by the Company’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual result to differ materially from those contained in any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZARE KAPLAN INTERNATIONAL INC.

Date: January 14, 2011	By:	/s/ William H. Moryto,
William H. Moryto,
Vice President and Chief Financial Officer